Exhibit 99.1

Prepared Remarks of Roger Gale, Richard Brounstein and
Jerrold Dotson
Calypte First Quarter 2007 Analyst/Investor Conference Call
May 18, 2007; 9:00 AM EDT

Tim Clemensen - Calypte Biomedical Corporation - Rubenstein IR
Good morning and welcome to the Calypte Biomedical First Quarter 2007 Results Conference Call. Joining us today from the Calypte management team are Roger Gale, Chairman and Chief Executive Officer, Richard Brounstein, Executive Vice President and Jerry Dotson, Vice President - Finance. Management's comments can be accessed via the Internet at the following address www.calypte.com and click on investors. The conference call will be available for replay through June 17, 2007. By now you should have received a copy of the Company's first quarter 2007 earnings release that was issued on Tuesday. If you have not, you can view the press release at Calypte's web site at www.calypte.com or feel free to contact our office at 212-843-8094 and we will fax it to you. In addition, Calypte filed its March 31, 2007 SEC Form 10-QSB on May 15th, and it is also accessible from Calypte's website.

We'd like to remind you that during the course of this conference call the Company might make projections or other forward-looking statements regarding future events for the future financial performance of the company. We want to caution you that such statements are just predictions and that actual events or results may differ materially based upon factors discussed on this call or due to other events that are now unknown. Further we refer you to the documents the Company files from time to time with the Securities and Exchange Commission and other publicly filed documents. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Roger Gale, Chairman and CEO of Calypte Biomedical.

Roger Gale - Calypte Biomedical Corporation - Chairman and CEO
Thank you, Tim.

Good morning and thank you for joining us on the call today. I am speaking to you from Europe after having been in Russia earlier this week, where we are beginning our private sector program with an NYSE-listed integrated mining and steel company that invests $30 million annually in social programs supporting the people residing in the communities where they have their plants. We’ll have more to say about this later.

As usual, I will start with a few comments before we review the financial and operational results in more detail.

We have now entered a crucial, but very exciting stage in the Company’s development. Completion of the PIPE of $5.2 million on 28 March 2007, with the potential of a further $13.5 million from exercising of warrants over the next 18 months, and the restructuring of our debt marks the departure point in the next stage of the company’s development or “journey” - as we, the management team, are referring to this - to sustained profitability.

As we commented on our last call, this new funding and the restructuring of the debt have done more than just recapitalize the Company. We are already opening up new markets and new areas of existing markets. Although we are quite early in this process, we will give you a sense of our plans and accomplishments. It is a little premature to precisely define our end goal or the final destination on our journey. For now we will report happenings rather than forecast future events.

Jerry will now review the results of operations for Q107 and the related balance sheet and cash flow implications. Rick will then update you with our business development and IR plans post financing. I will then come back to you and discuss the ongoing operations and our plans for the future in some greater detail.

 Jerry…

Jerry Dotson - Calypte Biomedical Corporation - Vice President Finance

Thanks, Roger. And Good Morning.

Our revenue for the first quarter of 2007 totaled $52,000 compared with $91,000 for the first quarter of 2006, a decrease of $39,000 or 43%. Sales of our BED Incidence Test accounted for approximately three-quarters of our sales in the first quarter of both 2007 and 2006. Sales of our AwareTM HIV-1/2 rapid tests accounted for the balance in both quarters. We had a backlog of approximately $95,000 of BED Incidence Test orders that we were unable to ship at the end of the first quarter of 2007. We have acquired sufficient materials and components since the end of the quarter to eliminate this backlog and have already shipped most of the orders.

Our gross margin was 33% of sales in the first quarter of 2007, compared with 34% in the first quarter of 2006, resulting primarily from the similar proportion of BED Incidence Test and rapid test sales between the quarters. I’d like to make a couple of observations regarding these margins. First, they demonstrate the advantages of outsourced manufacturing in low-volume situations. We have not had to absorb the human and facility overhead expenses that would have accompanied under-utilized manufacturing operations since we currently rely on external, essentially fixed-price, manufacturing to produce our tests. Second, these margins are not typical of our expected future results because of the minimal amounts of revenues and product quantities over which certain expenses, like annual royalty minimums, have been allocated. Further, in those instances where we supply raw materials or components to our contract manufacturers, our current costs are based on resource-constrained purchasing patterns and pilot-plant-sized production lots, and do not reflect the economies of scale that we anticipate in our expected commercial scale operations.

Research and development costs decreased by $178,000 or 34%, from $523,000 in the first quarter of 2006 to $345,000 in the first quarter of 2007. Our domestic R&D expense decreased by $145,000, primarily because of staff vacancies during the first quarter of 2007 and lower costs related to outside consultants and clinical trials in the first quarter of 2007. Additionally, R&D expenses incurred by our Beijing Marr joint venture decreased by $33,000.

Selling, general and administrative costs decreased by $103,000 or 8%, from $1,290,000 in the first quarter of 2006 to $1,187,000 in the first quarter of 2007. The primary components of the net decrease include:
•	a decrease of approximately $130,000 incurred by our Chinese joint ventures as a result of personnel reductions and reorganizations within those entities; offset by
•	increases in investor relations consulting and business development expenses.

We recorded non-cash SG&A expense primarily related to compensation and consultant expenses of $352,000 in the first quarter of 2007 and $357,000 in the first quarter of 2006.

Our loss from operations for the first quarter of 2007, at $1,515,000, reflects a 15% decrease compared with the $1,782,000 loss reported for the first quarter of 2006.

We recorded interest expense of $1,407,000 for the first quarter of 2007 compared with $1,796,000 of interest expense in the first quarter of 2006. Non-cash interest expense was $1,336,000 in the first quarter of 2007 and $1,733,000 in the first quarter of 2006, in both cases, primarily as a result of amortizing the accounting discount related to our 2005 convertible note financing and other accounting for the derivative and anti-dilution obligations related to that financing.

Our balance sheet shows noticeable improvement with the completion of the $5.2 million PIPE on March 28, 2007. Our quarter-end cash balance of $4.9 million reflects the proceeds of the PIPE less repayment of funds advanced prior to its close as bridge financing.

As we discussed in our most recent call, we have extended the maturity date of both our 8% Secured Convertible Notes and the 7% Promissory Notes issued under the 2005 Credit Facility with Marr until April 3, 2009. Accordingly, we have classified this debt as non-current in our balance sheet at March 31, 2007. The accounting for the modification of these debt instruments was complex and resulted in discounts that we will amortize as non-cash interest expense over the remaining two-year term of the respective notes.

The February and March 2007 PIPE financing agreements contain one-year anti-dilution provisions. The accounting rules applicable to these transactions required us to record a non-cash anti-dilution obligation of approximately $2.4 million as a current liability at March 31, 2007. We will adjust this obligation to its fair value until its expiration in the first quarter of 2008. This fair value adjustment, which will consider the market price of our common stock, the remaining term of the obligation and other factors, will result in as-yet-unquantifiable non-cash interest expense or income over the remaining term of the obligation. Although we often mention the impact of non-cash items on our income statement, it is worth noting that the inclusion of the non-cash anti-dilution obligation as a current liability in our balance sheet at March 31, 2007 is primarily responsible for the negative working capital we reported at that date. This financing, from a cash standpoint, brought us to essentially a break-even working capital balance.

The strengthening of the balance sheet is a primary reason that we consider the March 28th date of the PIPE financing as the commencement point on the “journey” to which Roger referred The proceeds from the $5.2 million PIPE have certainly enabled us to commence that journey in a more robust manner. But having said that, we intend to do more than merely exist at our current burn rate of about $400,000 per month. Given the plans that Rick and Roger will discuss shortly, our other known commitments, and the $250,000 in bridge financing that we repaid from the proceeds, we expect that we will need to supplement this financing to enable us to reach the end of our journey to profitability and sustain a positive cash flow. We recognize that building our business will require near-term operating cash and investments in excess of our recent burn rate. We continue to fine-tune our sales forecast and carefully evaluate the investments that may be required along the way. Today, our best estimate is that our current cash resources will carry us into the fourth quarter of this year. The investors in the March 2007 $5.2 million PIPE are already bringing their expertise and relationships to bear for the benefit of the Company and we are optimistic that they will also exercise their warrants to provide the follow-on financial resources required to achieve our goals. The warrants issued to those investors could provide in excess of $13.5 million in medium-term financing over the next 18 months prior to their expiration. Nevertheless, the investors have made no commitments related to these warrants and thus there is no certainty that they will exercise all, or a sufficient portion of, their warrants prior to or by the date of their expiration to fund our near-term growth and expansion plans and cash flow requirements through 2007 and beyond. We filed the registration statement to register the shares issued to the March 2007 PIPE investors and the shares underlying their warrants last week. As we meet the interim milestones along our journey, we believe that we will have additional financing opportunities that will permit us to achieve our ultimate destination. In any case, we take seriously our fiduciary responsibility to consider additional financing opportunities depending on the timing of warrant exercises. We will also continually refine the timing and costs of our investment programs as necessary.
I will now turn the call over to Rick and then Roger who together will more fully discuss the first steps in our journey.

Rick Brounstein - Calypte Biomedical Corporation - Executive Vice President

Thanks, Jerry.

We are real and it is time to let the world know. With the $5 million+ in hand, the potential to receive an additional $13.5 million, and our debt restructured, we are confident that not only do people want to hear our story, but, with a proven and unique product, we become a significant contender and worthy potential partner.

1.	These are some of the business development activities we are pursuing:

a.
The concept of a total oral fluid testing and verification solution delivered under the auspices of humanitarian charitable organizations is right and we expect strong interest for it. We will complete the verification part of our solution soon.

i.	We recently visited the Clinton Foundation and are looking forward to selecting a joint project together. Additional charities are the focus and we will continue to pursue this avenue aggressively.

ii.
We have committed to participate in the Humanitarian Development Program’s Summit in Kenya in October. This is an important event geared around formal one-on-one meetings with interested NGOs and possible strategic partners. We continue to look for ways to work more closely with these key International donor agencies and private sector corporations.

b.
It is time to make Calypte visible on Capital Hill. We launched a program with Oregon Representative Barbara Hooley in December of last year in which we visit not only local representatives, but other senators and members of congress who influence our sector and who we expect to be genuinely interested in combating the scourge of AIDS both domestically and internationally. We are planning a follow-up visit to DC in June to meet key additional legislators.

i.	DC is also home to ambassadors of many of our focus countries.

c.
The regional or international offices of many key international humanitarian and funding organizations are in DC and Geneva. We plan to work with as many of them as possible, and are considering the potential benefits of having a physical presence in Geneva. Roger will say more about this. It is important to our future to work with UNAIDS, USAID, WHO, World Bank, and similar institutions to develop support within these organizations for the oral fluid test solution. While blood-based testing has been the historical diagnostic tool, non-invasive oral fluid is a much better answer and we believe we can clearly demonstrate that point. The objective is to build a groundswell of support - one by one within these organizations - so that our oral fluid testing product becomes the standard.

i.
The WHO has announced its intentions to resume its diagnostic test evaluation program. Evaluations of blood tests will likely start later this year. We plan to work with several of the groups just mentioned to build interest in evaluating our oral fluid test - tests, if you consider the verification product that completes the WHO algorithm of two rapid tests using different antigens to confirm a positive HIV diagnosis.

ii.
We believe that having our OMT test included in the USAID waiver list will expand our sales opportunities, and that process has started. While it was relatively easy to evaluate our blood test for inclusion on the list as there are testing panels readily available, one needs a formal clinical trial to evaluate the oral fluid test. That trial is underway in South Africa and its results are expected to facilitate our application for inclusion on the list later this year.

2.	We are considering an expanded, targeted donation program similar to our activities in Kenya.

In Kenya we donated 10,000 tests for a study involving the MOH and TB patients. If you recall, we made this donation in honor of World AIDS Day last December. This donation was presented to the Embassy by our local Congresswoman, Representative Barbara Hooley, as a part of our Capital Hill initiatives. We believe this exposure to MOH is a way to build awareness of and comfort with using this product with influential groups in country. Remember, despite our excellent clinical trial results, and the intuitive advantages of a non-invasive test, blood testing has been the historical standard and it takes “a test drive” to get used to an alternative protocol. Donation programs such as this are expected to drive momentum. Let me elaborate.

We believe the investment in a more extensive donation program could become the right way to enter markets in which we already have approval or expect to receive it shortly:

-  In the majority of African countries, the Ministry of Health purchases tests through a national tender (like in Kenya) or directly (as in Uganda and Tanzania). The MOH is usually the government agency that defines the testing protocol (for example, selecting the screening and confirmation tests as well as the “tie breaker” test, if required);

-  In these situations, obtaining regulatory approval (based on product performance) does not automatically result in sales. Rather, being included in the testing protocol as the screening or confirmation test, in substitution of a blood rapid test, is the goal;

-  Additionally, in essentially all of the African countries, the majority of the private hospitals and NGOs will use the same tests that are used by the MOH.

-  In light of this model, by donating tests for a specific purpose, such as Kenya’s TB trial for the MOH, we help raise awareness of the oral fluid test. This awareness may facilitate the government to consider using our oral fluid test as an alternative in the national testing protocol. This is the goal in Kenya (with the MOH donation). In Tanzania we are looking to cooperate with AMREF, the African Medical Research Foundation, an NGO providing voluntary testing and counselling services. It may be possible to cooperate with the NICD, the National Institute for Communicable Diseases, on a similar basis in South Africa.

In general, we believe that we do not have to compete directly with the traditional screening procedure (Blood), but rather that we need to obtain governmental “Authorization” to allow the customer to use our test as an alternative way of HIV testing - and in doing so, to create a new market segment.

3. When our business development initiatives take us to far flung parts of the U.S. and world, we use those opportunities to tell our story. We tie investor relations into our journey.

From an investor relations point of view, our objective is simple:

We want to make sure that as we progress on our journey, investors will notice. These quarterly conference calls are an important element of that communication as much of the news is not discrete. We issue press releases on material news.

We frequently visit New York, of course. Dallas, Boston, San Francisco and DC are also Q207 target cities. We will continue to do internet interviews and will cost effectively integrate PR into the equation. We have been invited to speak and will be making a formal presentation at CapStone Investment’s inaugural Small-Cap Investor Conference on July 16th and 17th in Milwaukee, WI. .

We remain proactive.

And now let me now turn this over to Roger to provide you an operational update.

Roger…
Roger Gale - Calypte Biomedical Corporation - Chairman and CEO

Thank you, Rick.

The completion of the funding round on 28 March 2007 provided us with a much stronger operating position. From this new position of strength, we have re-evaluated our medium-term objectives and operational strategy and have determined that some adjustment is necessary in the way we deliver on our strategy. Specifically, we must accelerate the ramp-up of our operational capability in key regions of the world and do so by using the full support of relationships and commercial infrastructure made available by our new and existing investor partners.

With funding in place, we have targeted 4 key areas. They are:
1.	Staffing
2.	The U.S. facilities in which we operate
3.	Getting closer to our regional markets, and
4.	Diversifying

Since closing the transaction on 28 March 2007, we have started work on:

1. Building up staffing in the U.S. and the UAE/MENA Region. In the past three weeks in the U.S., we have hired a very experienced Quality Assurance Director and we plan to recruit two or three experienced scientists for the R&D group based in the U.S. We recognize that our R&D group is critical to the near-term advancement of the Company. We have also strengthened our Board with the addition of Mr. Adel Karas, who is based in the UAE. Adel’s reach and experience touch many of the markets so important to our future. It is invaluable to have someone on the Board who understands our increasingly global markets and cultures and how best to approach these opportunities.

2. Improving U.S. Facilities. We have initiated a search for new premises in which we can combine our corporate offices with our R&D group and begin the development and pilot production of new products for the U.S. market…HIV to be sure, but we also expect to move forward with the CDC on a rapid syphilis test. To date, requests for proposals have been submitted for several suitable premises and we anticipate closure in the next few weeks. Stay tuned for an announcement, we hope, of a facility bringing together our team, a cost-efficient space where we can produce clinical trial lots under GMP conditions and start to monetize our multi-million dollar investment in IP and equipment. This is a major step forward in the strategic plans for the Company.

We intend to file an IDE for an oral fluid test in the U.S. in 2007. The U.S. is a priority now and we are getting started. And, while we may look to partner to realize the full market opportunity in the U.S., we plan to validate this market on our own - and as soon as possible.

3. We are getting far more involved in regional markets

Initially, this will be in the United Arab Emirates (UAE). In the UAE we are creating a regional entity and office and a regional manufacturing capability.

a) We will shortly have a 100% owned entity in Abu Dhabi or Dubai. The entity will be named something like Calypte MENA (i.e. Middle East and Africa or something similar).

b) We plan to enter into a contract manufacturing arrangement also in UAE. We have identified and met with a successful pharmaceutical manufacturer and expect to enter into a suitable contract agreement once our local entity is established. At this stage, the contract manufacturing will include assembly and packaging sufficient to give us the important "approved in the country of manufacture" tag to go along with our current UAE product approval.  The components will be primarily sourced from our JV plant in China, although we will also maintain and continue to use our Thailand contract manufacturer.

c) We expect to appoint key staff/consultants shortly. We have identified two locally based senior individuals to staff the 100% entity. They will be responsible for sales and overseeing our manufacturing arrangements and general management in the region and will be our “feet on the ground”.

We are also planning to establish a presence in Europe shortly. Geneva, as Rick noted, is the crossroads and meeting place of the world’s multi-lateral and bi-lateral health, finance and aid organizations, and the destination of those governments and organizations seeking assistance for their HIV/AIDS programs. We believe that we must broaden the routes to market by not only pursuing the customer through the public and the private sector and the aid organisations and NGOs, but we must also pursue the potential funding sources of those programs. It is now imperative that we quickly establish a presence in the heart of that community. We also plan to build a European market base from Geneva.

We have made good progress in India. Our clinical trials have been successfully completed and our application for approval to sell in the Indian market has been submitted. We will review our current marketing and distribution arrangements with our distributor. We are planning to use our Indian contacts in Dubai and, with the support of our PIPE investors, move aggressively into India. With over 5.7 million HIV-infected people in India, this is a major focus for the Indian government. They understand that they must aggressively treat the problem, and a quick, accurate and safe test to diagnose the problem is where this treatment and control of the situation actually begins.

a) Because of the skill levels in India, we will investigate greater involvement in country. We are considering putting in place a local country manger and establishing a regional R&D centre in association with an established private entity or a local or federal government entity. We have previously talked about next steps in product development. We have worldwide rights to build a line of STDs and have longer term plans to develop multi-channel versions of our tests, to meet local testing protocol needs. For example, HIV, TB, Malaria and Hepatitis are often tested in combination with each other. India is a logical focus for an R&D centre where we could work on some of these newer products and product suites.

4. As for diversification, we expect that our first initiatives will be in conjunction with research planned with the Centers for Disease Control and Prevention (CDC), such as syphilis. Our Science Advisor, Dr. Richard George, who many of you know well, is well respected in this field and is evaluating proper pathways for our development. This is not a short term event. However, in our opinion, it is an important element of our business that can add to our value proposition. Much of the basis of this work, especially as it pertains to antibody testing, involves IP in which we have already made the important investments.

Now, let’s look at some of our recent operational highlights:

When we spoke with you last November, we outlined several objectives that remain valid.

First, we remain focused on 5 key countries or country blocks: Russia, China, Africa, India and the Middle East. These are our current spotlights.

Of note:

•
Russia orders are starting to come from our distributor. I mentioned earlier the start of our private sector campaign there and I have just returned form Russia. Expect over $100,000 in sales from Russia this quarter. Russia is potentially our #1 region for 2007.

•
South Africa wins in the private sector also continue. We are effective in the mines, where the combination of strengths of our product is getting recognized and we are unseating the only other oral fluid test on the market.

Why? First we offer the only other non-invasive solution, and based on customer requests, will be introducing the only fully non-invasive testing system - i.e. both screening and confirmatory, in line with WHO guidelines. We are durable, and with a shelf life at 18 months, well suited for Africa and other challenging environments. Products with 6 month shelf lives, which iis what our competitor has, do not work well and are susceptible to false positives.

•
China SFDA technical review questions and final clinical studies have been completed without issue and we submitted our findings in early May, in line with the program. We believe the government is interested in the potential benefits of the oral fluid test. While further questions are possible, we await the final process - which we believe to be primarily administrative - as the product is submitted to senior levels for formal SFDA approval. Upon approval, we will be the only such test in China.

The factory is readied for production of our Aware™ HIV-1/2 OMT (oral fluid) rapid test and we expect to manufacture for export in the next 30-90 days. Regarding factory GMP approval, there are 2 possibilities for GMP approval to sell into China - both are under consideration by the joint venture management and shareholders.

•
Referring also to my comments on a regional market focus; the Middle East is in process; India plans have begun. And, business in the region is promising. We have immediate interest, for instance, in Oman, and are following up. We have just started contacts elsewhere in the region, including Kuwait, Jordan, Lebanon, Bahrain and Saudi Arabia. Egypt may hold considerable promise. In this entire region we have the only oral fluid test and have already introduced an OTC version. We believe prospects in this region are excellent.

Iraq, specifically the Kurdish region of Northern Iraq, is interested in our oral fluid test and we expect to ship a first order by mid-year. This order was received through our strategic partner’s contacts within the government.

Second, the US - one of the uses of funds from the newly-completed PIPE is to advance our efforts to develop the US market.

Third, Calypte is leveraging our partnership with the CDC. We work with them as the manufacturer of the BED incidence test, which as we have said before, is an effective tool in the fight against AIDS in that it can determine “when” one got HIV. BED sales started out with a bang then stalled as everyone needed to figure out how best to use the product. That has happened and we found ourselves in a backorder situation. We have shipped $50k this quarter to date and have additional orders of almost another $100k.

Also, CDC is a focus resource in our diversification plans. We will continue to be attentive to the suggestions of CDC as we greatly respect this organization.

Fourth, IR - Rick is coordinating this effort for us - he provided the overview of current activities and plans in his remarks.

Fifth, what makes us special today is the oral fluid test. It should be obvious that we are continuing to capitalize on this Calypte advantage versus a blood test - where we have very definite and obvious advantages, and also versus other oral fluid tests in markets where our durability and flexibility are our strengths - the international market where the pandemic is at its worst, and ultimately in the OTC markets, where shelf life requirements are expected to be in excess of 12 months. Remember, our shelf life is currently 18 months. Our principal competitor’s shelf life is only 6 months.

To repeat an important point - we will break the barriers as countries begin to realize that the only feasible way to increase testing substantially is to find a non-invasive solution.

Sixth, our strategy to get to market is continuing to unfold. This is the multi-pronged and multi- channeled approach we have discussed in earlier calls. We are using all channels available to enter markets…government-sponsored tenders, the private sector (such as my visit in Russia this week) and private charity funders and their on-the-ground organizations, the bi-lateral and multi-lateral state charities and entities, the International Financial Institutions and the national and international NGOs. Each market differs.

With our financing in place, we believe we have the staying power that will encourage many of these organizations to eventually partner with us.

The challenges of managing and coordinating the Company have significantly increased during the first months of 2007 and will increase still further with the opening up of our Middle East, Indian and Chinese markets. Our experience to date with time zones, maintaining an effective span of control, adapting to cultures and business nuances points to the need to make a fairly fundamental change in the way we manage our operations. We must move away from trying to run everything from our US base in Oregon and instead create an on-the-ground presence in the key regional markets and provide regional management with an appropriate level of operational autonomy. This will bring much needed local knowledge, contacts, relationships, access, infrastructure and improved market penetration and, we hope, improved response time to market and delivery of product. The thinking at this stage is to manage the Americas and Pacific from Portland, Europe from Geneva, the Middle East and Africa from Dubai, South Asia from India and East and South East Asia from Beijing. Headquarters would remain in Portland for the foreseeable future.

To end, it is also clear that we need to sharpen the way we do business in our current and future markets. An increased presence in key geographic markets will help, but it is imperative that we make some fundamental changes in the way we go about things. The experience of the past 12 months and a review of the performance of our peers have shown that we need to steadily improve our profit margins on each of our products to closer to 60%. We believe this is achievable. To do this, we must sharpen our pricing policy to distributors and look again at controlling the layers in our distribution channels. This includes revising our approach to working with distributors and exercising more control over the distribution channels through tighter distribution agreements. We must also diversify our approach and routes to each market. And, as sales increase, we will take advantage of volume pricing to minimize our production costs.

I leave you with one final thought, one should look at the first quarter as something of an interregnum. Business and sales at this stage are not building smoothly; rather sales come as discrete and lumpy following months of preparation, whilst only costs continue to stay smooth. Because of the long lead time in build up to a sale, it is safe to say that the low sales of Q1 are a direct product of very tight management of the limited available resources in that and the preceding quarter. Performance of Q2 will be better, but we are still early in our cycle. Sales will continue to be discrete and lumpy while costs will continue to be smooth.

What are these stages of development? And what is the final destination or goal of this journey? As I said in the introduction, it is a little early to get too definitive. Sustained profitability? Sure, but not just profitability from a single product from sales in a few countries, but from a diversified product base across a global market, to sustain sales and mitigate risk. More particularly, HIV and STDs; a broader suite of rapid tests based on detection of anti-bodies on several platforms, followed by other rapid tests based on new technologies. It is management’s intention to build a strong, diversified rapid testing company by at least 2010.

Thank you very much, ladies and gentlemen - and thank you to my colleagues and thank you all for listening in. Operator, we are now ready for a few questions…